Exhibit 10.30

AMENDED AND RESTATED

EMPLOYMENT AND NON-COMPETITION AGREEMENT

          Agreement made this 24th day of September, 2009, by and between GEORGE R. JENSEN, JR., an individual (“Jensen”), and USA TECHNOLOGIES, INC., a Pennsylvania corporation (“USA”).

BACKGROUND

          Jensen is the founder as well as the Chairman and Chief Executive Officer of USA. Jensen and USA had entered into an Amended and Restated Employment And Non-Competition Agreement dated May 11, 2006, a First Amendment thereto dated as of March 13, 2007, and a Second Amendment thereto dated September 22, 2008. As more fully set forth herein, the parties desire to amend, completely restate, and replace the foregoing agreements effective October 1, 2009.

AGREEMENT

          NOW, THEREFORE, in consideration of the covenants set forth herein, and intending to be legally bound hereby, the parties agree as follows:

           SECTION 1. Employment.

                    A.     USA shall employ Jensen as Chairman and Chief Executive Officer commencing on October 1, 2009 and continuing through September 30, 2012 (the “Employment Period”), and Jensen hereby accepts such employment. Unless terminated by either party hereto upon at least 90-days notice prior to end of the original Employment Period ending September 30, 2012, or prior to the end of any one year extension of the Employment Period, the Employment Period shall not be terminated and shall automatically continue in full force and effect for consecutive one year periods.

                    B.     During the Employment Period, Jensen shall devote his full time, energy, skills, and attention to the business of USA, and shall not be engaged or employed in any other business activity whatsoever, whether or not such activity is pursued for gain, profit or other pecuniary advantage. During the Employment Period, Jensen shall perform and discharge well and faithfully such executive management duties for USA as shall be necessary and as otherwise may be directed by the Board of Directors of USA.

                    C.     Nothing contained in subparagraph 1.B hereof shall prohibit Jensen from investing his personal assets in businesses which do not compete with USA, where the form or manner of such investments will not require more than minimal services on the part of Jensen in the operation of the affairs of the business in which such investments are made, or in which his participation is solely that of a passive investor; or from serving as a member of boards of directors, boards of trustees, or other governing bodies of any organization, provided that USA approves such activities in advance; or from participating in trade associations, charitable, civic and any similar activities of a not-for-profit, philanthropic or eleemosynary nature; or from attending educational events or classes. It is understood and agreed that any such permitted activities which shall occur during business hours shall be limited to no greater than forty hours per year.

          SECTION 2. Compensation and Benefits

                    A.     In consideration of his services rendered, USA shall pay to Jensen a base salary of $365,000 per year during the Employment Period, subject to any withholding required by law. Jensen’s base salary may be increased from time to time in the discretion of the Board of Directors.

                    B.     In addition to the base salary provided for in subparagraph A, Jensen shall be eligible to receive such bonus or bonuses as the Board of Directors of USA may, in their discretion, pay to Jensen from time to time based upon his performance and/or the performance of USA. All awards in this regard may be made in cash or in Common Stock.

                    C.     Jensen shall be entitled to be reimbursed by USA for all reasonable expenses reasonably incurred by Jensen in connection with his employment duties hereunder. Such expenses shall include, but not be limited to, all reasonable business expenses, including travel expenses such as tolls, gasoline and mileage. Jensen shall reasonably document all requests for expense reimbursements.

                    D.     As a further incentive to Jensen, USA believes it is in the best interest of USA to issue to Jensen shares of Common Stock in the event there is a USA Transaction (as defined below), all as more fully described in Section 3 hereof.

                    E.     On the date of the execution and delivery by each of USA and Jensen of this Agreement, USA shall issue to Jensen 30,000 shares of Common Stock as a bonus. These shares shall vest as follows: 10,000 on October 1, 2009; 10,000 on April 1, 2010; and 10,000 on October 1, 2010. The shares shall be issued pursuant to USA’s 2008 Stock Incentive Plan and shall be registered under the Securities Act of 1933, as amended, pursuant to a Form S-8 Registration Statement. Jensen acknowledges that the vesting of the shares will represent taxable income to him and that he (and not USA) shall be responsible for the payment of any and all income or other taxes (including any withholding tax obligations of USA) attributable to the vesting of the shares. Not later than the business day following the date on which any of the shares are included in the taxable income of Jensen, Jensen shall satisfy USA’s withholding tax obligations in connection with such shares by either (a) the delivery by Jensen to USA of a cash payment equal to the amount of the withholding tax obligations, or (b) the assignment and transfer by Jensen to USA of that number of shares of Common Stock (which may consist of the vested shares issued hereunder as a bonus to Jensen or any other shares of Common Stock owned by Jensen) having a value equal to the withholding tax obligations required to be withheld by law, or (c) such other payment method that shall be satisfactory to USA.

                    F.     During the Employment Period, USA shall obtain and pay the premiums for, a term life insurance policy on Jensen’s life in the face amount of $2,000,000. During the Employment Period, Jensen shall designate the beneficiary of the policy. If Jensen shall die during the Employment Period, the proceeds of the policy shall be paid to his designated beneficiary. Jensen agrees to cooperate with the insurance company and USA in connection with the issuance of the policy. Jensen agrees that he will submit to examinations by such practicing medical doctors selected by USA or the insurance company upon receipt of written request from USA or the insurance company to do so.

                    G.     During the Employment Period, USA shall obtain and pay the premiums for, a supplemental long-term disability policy covering Jensen over and above the existing long-term group disability plan of USA. If Jensen shall become disabled during the Employment Period, the supplemental policy would provide Jensen with monthly payments of up to 65% of Jensen’s base salary through age sixty-five. Jensen agrees to cooperate with the insurance company and USA in connection with the issuance of the policy. Jensen agrees that he will submit to examinations by such practicing medical doctors selected by USA or the insurance company upon receipt of written request from USA or the insurance company to do so.

          Due to Jensen’s age, if Jensen would become disabled while employed by USA, the monthly benefit provided by the supplemental long-term disability policy is not anticipated to provide Jensen with at least 65% of Jensen’s monthly base salary. In such event, and subject to the next sentence, USA shall make monthly payments to Jensen in an amount equal to the difference between 65% of his monthly base salary and the amount of monthly benefit provided by the supplemental disability policy and any group disability policy of USA. It is anticipated that USA’s obligation to Jensen under the prior sentence would be approximately $2,250 per month, and it is understood and agreed that USA’s total obligation to Jensen under the prior sentence shall be limited to and in no event exceed $110,000.

                    H.     During the Employment Period, USA shall pay to Jensen an automobile allowance in the amount of $17,875 per annum, payable in equal bi-monthly installments of $774.79.

                    I.     During the Employment Period, and in addition to the other benefits provided to Jensen hereunder, Jensen shall be entitled to participate in and be covered by all standard fringe and employee benefits made available to other employees of USA. These current benefits include medical and dental insurance, paid vacation and holidays, a 401(k) plan, and a long-term group disability plan.

               SECTION 3. Common Stock Rights.

                    A. If at any time after the date hereof there shall be a USA Transaction, USA shall issue to Jensen an aggregate of 140,000 shares of Common Stock (the “Jensen Stock”) subject to adjustment as provided in subparagraph B of this Section 3. At the time of any USA Transaction, all of the shares of Jensen Stock shall automatically and without any action on Jensen’s part be deemed to be issued and outstanding immediately prior to any such USA Transaction, and shall be entitled to be treated as any other issued and outstanding share of Common Stock in connection with such USA Transaction. In connection with a USA Transaction, USA and/or such successor or purchasing corporation, person, or entity, as the case may be, shall recognize and specifically provide for the Jensen Stock as provided for in this Section 3.

                    B.     The number of shares of Common Stock to be issued to Jensen upon the occurrence of a USA Transaction shall be subject to adjustment from time to time only as set forth hereinafter: (i) in case USA shall declare a Common Stock dividend on the Common Stock, then the number of shares shall be proportionately increased as of the close of business on the date of record of said Common Stock dividend in proportion to such increase of outstanding shares of Common Stock; or (ii) if USA shall at any time subdivide its outstanding Common Stock by recapitalization, reclassification or split-up thereof, the number of shares shall be proportionately increased, and, if USA shall at any time combine the outstanding shares of Common Stock by recapitalization, reclassification, reverse stock split, or combination thereof, the number of shares shall be proportionately decreased. Any such adjustment to the number of shares shall become effective at the close of business on the record date for such subdivision or combination. All shares of Common Stock issued to Jensen shall be, at the time of delivery of the certificates for such Common Stock, validly issued and outstanding, fully paid and non-assessable.

                   C. For purposes of this Agreement, the term “USA Transaction” shall mean:

                    (i) the acquisition by any person, entity or group required to file (or which would be required to file if USA had been subject to such provisions) a Schedule 13D or Schedule 14d-1 promulgated under the Securities Exchange Act of 1934 (“Exchange Act”) or any acquisition by any person entitled to file (or which would be entitled to file if USA had been subject to such provisions) a Form 13G under the Exchange Act with respect to such acquisition of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 51% or more of USA’s then outstanding voting securities entitled to vote generally in the election of Directors (the “Outstanding Shares”); or

                    (ii)     a change in the composition of the Board of Directors of USA over a period of twelve (12) months or less such that the Continuing Directors (as defined below) fail to constitute a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to USA), where the term “Continuing Director” means at any date a member of the Board (i) who was a member of the Board on the date of the execution of this Agreement or (ii) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; or

                    (iii) approval by the shareholders of USA of a reorganization, merger, consolidation, liquidation, or dissolution of USA, or the sale, transfer, lease or other disposition of all or substantially all of the assets of USA ( “Business Combination”).

                    Notwithstanding subsection (iii) above, and other than in connection with a liquidation or dissolution of USA, a Business Combination described in subsection (iii) above shall not constitute a USA Transaction if following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Shares immediately prior to such Business Combination beneficially own, directly or indirectly, more than 51% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of Directors of the entity resulting from such business combination (including without limitation, an entity which as a result of such transactions owns USA or all or substantially all of USA’s assets either directly or through one or more subsidiaries), and (B) no person owns, directly or indirectly, 49% or more of the combined voting power of the then outstanding voting securities of the entity resulting from such Business Combination except to the extent that such ownership existed prior to the Business Combination.

                    D. USA shall at its sole cost and expense, take such action as shall be required to have the Jensen Stock registered or exempted from registration under applicable Federal and state securities laws. As a condition to the issuance by USA of any Jensen Stock, Jensen shall execute and deliver such representations, warranties, and covenants, that may be required by applicable Federal and state securities law, or that USA determines is reasonably necessary in connection with the issuance of such Jensen Stock. In addition, the certificates representing the Jensen Stock shall contain such legends, or restrictive legends, or stop transfer instructions, as shall be required by applicable Federal or state securities laws, or as shall be reasonably required by USA or its transfer agent.

                    E. The Jensen Stock granted hereunder to Jensen shall be irrevocable by USA and are unconditional, absolute and fully vested obligations of USA. The Jensen Stock shall not be subject to any right of set off, recoupment or any other equitable defenses by USA and shall be issued to Jensen in strict accordance with their terms. The terms and conditions of this Section 3 shall not be affected by the termination of Jensen’s employment with USA for any reason whatsoever, and whether or not any “cause” exists therefore, and shall not be affected by Jensen’s breach of this Agreement or any other agreement with USA.

                    F. The right to receive the Jensen Stock shall be transferable by Jensen, or by any subsequent assignee, in whole or in part, at any time or from time to time, by notice to USA. As a condition precedent of such transfer, the assignee shall execute and deliver such representations, warranties, and covenants that may be required by applicable Federal and state securities laws. In addition, USA may require that the transferor deliver to USA an opinion of counsel, acceptable to USA, to the effect that such transfer is permitted under and does not violate any applicable state or Federal securities laws. The right to receive the Jensen Stock shall be transferable under and pursuant to the last will and testament of Jensen in accordance with this subparagraph F, and the death of Jensen shall not affect the right to receive the Jensen Stock, and in such event the right to receive the Jensen Stock shall continue in full force and effect in accordance with this Section 3.

                    G.     There has been reserved, and the Company shall at all times keep reserved out of the authorized and unissued shares of Common Stock, a number of shares of Common Stock sufficient to provide for the Jensen Stock. The Company agrees that the Jensen Stock shall be, at the time of delivery of the certificates for such Jensen Stock, validly issued and outstanding, fully paid and non-assessable.

          SECTION 4. Long-Term Equity Compensation Program.

          A.     On February 12, 2007, USA adopted the Long-Term Equity Incentive Program (the “Plan”). The Plan covers each of the fiscal years of USA ending June 30, 2007, June 30, 2008, and June 30, 2010 (severally, “Fiscal Year” and collectively, “Fiscal Years”). Pursuant to the Plan, Jensen is entitled to earn shares of Common Stock of USA (“Shares”) based upon the achievement by USA of certain target goals during each Fiscal Year. The target goals and the number of Shares to be earned by Jensen during any Fiscal Year are set forth in the minutes of the USA Board of Directors meeting held on February 12, 2007.

          B.     Except as provided in Subsections C or E, Jensen must be an employee of USA as of the last day of any Fiscal Year in order to earn any Shares on account of such Fiscal Year. Any Shares that are earned by Jensen as of the completion of any Fiscal Year shall be fully and irrevocably vested and issuable to Jensen by USA. Except as provided in Subsection C, the issuance to Jensen by USA of any Shares earned by Jensen under the Plan shall occur as soon as practicable after the completion of the audited financial statements of USA for the completed Fiscal Year.

          C.     In the event of the occurrence of a USA Transaction (as defined in Section 3.C hereof) during any Fiscal Year, and provided that Jensen is an employee of USA on the date of such USA Transaction, Jensen shall be awarded Shares (the “Accelerated Shares”) for each of the Fiscal Years that have not yet been completed as of the date of such USA Transaction. The number of Accelerated Shares shall be 178,570 for each of the Fiscal Years. The award of Accelerated Shares to Jensen shall be in lieu of all Shares otherwise issuable to Jensen under the Plan for any uncompleted Fiscal Year, and Jensen shall not be entitled to earn any additional Shares under the Plan on account of any such uncompleted Fiscal Year.

          For example, if a USA Transaction would occur on March 1, 2008, Jensen would be entitled to 178,570 Accelerated Shares for each of the uncompleted Fiscal Years ending June 30, 2008 and June 30, 2010. These Accelerated Shares would be issuable to him on and as of the occurrence of the USA Transaction. Jensen would not be entitled to any additional Shares on account of these uncompleted Fiscal Years.

          At the time of any USA Transaction, all of the Accelerated Shares shall automatically and without any action on Jensen’s part be deemed to be issued and outstanding immediately prior to any such USA Transaction, and shall be entitled to be treated as any other issued and outstanding share of Common Stock in connection with such USA Transaction. In connection with a USA Transaction, USA and/or such successor or purchasing corporation, person, or entity, as the case may be, shall recognize and specifically provide for the Accelerated Shares as provided for in this Section 3.C.

          D.     In the event that Jensen’s employment with USA is terminated by USA for Cause pursuant to Section 5.D hereof during any Fiscal Year, then the Plan shall be immediately terminated as to Jensen as of the date of such termination, and except for Shares that have already been earned by Jensen on account of any Fiscal Year that has been completed prior to the date of such termination, Jensen shall not be entitled to earn any additional Shares whatsoever under the Plan.

          E.     In the event that Jensen’s employment with USA shall be terminated during any Fiscal Year for any reason whatsoever other than for Cause, Jensen shall nevertheless be eligible to earn Shares under the Plan on account of the Fiscal Year during which any such termination has occurred as if he had remained employed with USA through the end of such Fiscal Year. In such event, Jensen shall not be entitled to earn any Shares on account of any Fiscal Year commencing after the date of the termination of his employment with USA. For example, if Jensen’s termination of employment would occur on March 1, 2008, Jensen would be entitled to earn Shares for the uncompleted Fiscal Year ending June 30, 2008 as if he had been an employee of USA through the end of such Fiscal Year. Jensen would not be entitled to earn any Shares on account of the Fiscal Year ending June 30, 2010.

          F.     Jensen acknowledges that the Shares to be issued under the Plan will not be registered under the Act, or under any state securities laws, and the Shares cannot be sold or transferred unless such Shares have been registered under the Act or such state securities laws, or unless USA has received an opinion of counsel that such registration is not required. Jensen understands that USA has not agreed to register the Shares under the Act or any state securities laws.

          G.     The number of Shares to be issued to Jensen under the Plan shall be subject to adjustment from time to time only as set forth hereinafter: (i) in case USA shall declare a Common Stock dividend on the Common Stock, then the number of Shares shall be proportionately increased as of the close of business on the date of record of said Common Stock dividend in proportion to such increase of outstanding shares of Common Stock; or (ii) if USA shall at any time subdivide its outstanding Common Stock by recapitalization, reclassification or split-up thereof, the number of Shares shall be proportionately increased, and, if USA shall at any time combine the outstanding shares of Common Stock by recapitalization, reclassification, reverse stock split, or combination thereof, the number of Shares shall be proportionately decreased. Any such adjustment to the number of Shares shall become effective at the close of business on the record date for such subdivision or combination.

          H.     Jensen shall be responsible for any and all applicable federal, state or local income and other tax withholding obligations of USA in connection with the Shares. Not later than the business day immediately following the date on which any Shares are included in the taxable income of Jensen, Jensen shall satisfy USA’s withholding tax obligations in connection with such Shares by either (a) the delivery by Jensen to USA of a cash payment in the amount of the withholding tax obligations, or (b) the assignment and transfer by Jensen to USA of that number of shares of Common Stock (which may consist of Shares or any other shares of Common Stock owned by Jensen) having a value equal to the withholding tax obligations required to be withheld by law, or (c) such other payment method that shall be satisfactory to USA.

          I.     The Plan shall be irrevocable by USA and represents an unconditional, absolute and fully vested obligation of USA in favor of and for the benefit of Jensen.

          SECTION 5. Termination. In addition to the notice of non-renewal of the Employment Period referred to in Section 1.A hereof and as provided in Section 13.B, Jensen’s employment with USA may be terminated as follows:

          A.     Voluntary Termination Without Good Reason. Jensen may voluntarily terminate Jensen’s employment hereunder without Good Reason (as defined below) at any time during the Employment Period effective as of the end of the 90-day period beginning on the date Jensen provides USA with a signed, written notice of Jensen’s termination; provided, in its sole discretion (i) USA may accept such resignation effective as of an earlier date in lieu of waiting for passage of the 90-day notice period, or (ii) during all or any part of the 90-day notice period, USA may retain Jensen as an employee but modify, reduce or eliminate Jensen’s duties hereunder. If Jensen voluntarily terminates Jensen’s employment hereunder without Good Reason, USA will pay to Jensen only (i) Jensen’s annual base salary earned through the date of termination, (ii) all bonuses earned and vested on or before the date of termination, and (iii) any benefits or compensation provided under the terms of any benefit plan or other provisions of this Agreement.

          B. Voluntary Termination With Good Reason.

                    (i)     Jensen may voluntarily terminate Jensen’s employment hereunder with Good Reason (as defined below) at any time during the Employment Period, effective as of the end of the 90-day period beginning on the date Jensen provides USA with a signed, written notice of Jensen’s termination; provided, in its sole discretion (A) USA may accept such resignation effective as of an earlier date in lieu of waiting for passage of the 90-day notice period, or (B) during all or any part of the 90-day notice period, USA may retain Jensen as an employee but modify, reduce or eliminate Jensen’s duties hereunder.

                    (ii)     If Jensen voluntarily terminates Jensen’s employment hereunder with Good Reason at any time during the Employment Period, Jensen will be entitled to receive the following compensation and benefits:

                              (a) Following the termination of Jensen’s employment, USA shall continue to pay to Jensen his annual base salary in such installments and at such times as USA pays the annual base salaries of its other executive officers. Such annual base salary shall continue to be paid to Jensen by USA for a period of time equal to the greater of (a) two years from the termination date, or (b) the period of time remaining in the Employment Period as of the date of termination;

                              (b) all bonuses earned or vested on or before the date of termination;

                              (c) any benefits or compensation provided under the terms of any benefit plan or other provisions of this Agreement; and

                              (d) During the two year period following the date of termination, USA shall arrange at its cost to provide Jensen with health insurance benefits substantially similar to those which Jensen is receiving immediately prior to the date of termination. Benefits otherwise receivable by Jensen pursuant to this subsection shall be reduced to the extent comparable benefits are actually received by or made available to Jensen without cost during such period following Jensen’s termination of employment (and any such benefits actually received by Jensen shall be reported to USA by Jensen).

                    (iii)     For purposes of this Agreement, “Good Reason” means any of the following conditions, which remain uncured after the expiration of 30 days following the delivery of written notice of such condition to USA by Jensen, with respect to which Jensen terminates employment within 120 days after the initial existence of the condition: (A) a material breach of the terms of this Agreement by USA; (B) the assignment by USA to Jensen of duties materially inconsistent with Jensen’s authorities, duties, responsibilities, and status as the Chief Executive Officer of USA, or a material reduction or alteration in the nature or status of Jensen’s authority, duties, or responsibilities; provided, however, that a material reduction or alteration referred to in this subsection (B) shall not include any change or reduction in Jensen’s authorities, duties or responsibilities resulting solely from USA becoming a private company or a subsidiary or division of a public company; (C) USA materially reduces Jensen’s rate of annual base salary below the level in effect immediately before such reduction; (D) a material reduction by USA in the kind or level of employee benefits to which Jensen is entitled immediately prior to such reduction with the result that Jensen’s overall benefit package is significantly reduced unless such failure to continue a plan, policy, practice or arrangement pertains to all plan participants generally; or (E) requiring Jensen to be based at a location in excess of 75 miles from Jensen’s current residence.

                    (iv)     As a condition to Jensen receiving or continuing to receive any of the payments or benefits provided under this subsection B, Jensen shall have executed and delivered to USA (and not revoked) a release of any and all claims, suits, or causes of action against USA and its affiliates in form reasonably acceptable to USA.

          C.       Termination Without Cause.

                    (i) USA, in its sole discretion, may terminate Jensen’s employment hereunder without Cause (as defined below), at any time by giving Jensen at least 30 days’ (and not more than 90 days’) prior written notice of USA’s intent to terminate Jensen’s employment as of a specified date; provided, during all or any part of the remaining Employment Period, USA, in its sole discretion, may modify, reduce or eliminate Jensen’s duties hereunder.

                    (ii) If USA terminates Jensen’s employment hereunder without Cause at any time during the Employment Period, Jensen will be entitled to receive the following compensation and benefits:

                              (a) Following the termination of Jensen’s employment, USA shall continue to pay to Jensen his annual base salary in such installments and at such times as USA pays the annual base salaries of its other executive officers. Such annual base salary shall continue to be paid to Jensen by USA for a period of time equal to the greater of (a) two years from the termination date, or (b) the period of time remaining in the Employment Period as of the date of termination;

                              (b) all bonuses earned or vested on or before the date of termination;

                              (c) any other benefit or compensation provided under the terms of any benefit plan or other provisions of this Agreement; and

                              (d) During the two year period following the date of termination, USA shall arrange at its cost to provide Jensen with health insurance benefits substantially similar to those which Jensen is receiving immediately prior to the date of termination. Benefits otherwise receivable by Jensen pursuant to this subsection shall be reduced to the extent comparable benefits are actually received by or made available to Jensen without cost during such period following Jensen’s termination of employment (and any such benefits actually received by Jensen shall be reported to USA by Jensen).

          D.     Termination With Cause.

                    (i)     USA may immediately terminate Jensen’s employment hereunder for Cause (as defined below) at any time during the Employment Period upon delivery of written notice to Jensen. If Jensen’s employment hereunder is terminated by USA for Cause, USA will be required to pay to Jensen only (A) Jensen’s annual base salary earned through the date of termination, (B) all bonuses earned and vested on or before the date of termination, and (C) any other benefit or compensation provided under the terms of any benefit plan or other provision of this Agreement.

                    (ii) For purposes of this Agreement, “Cause” means any of the following have occurred or exist: (A) Jensen’s fraud, gross malfeasance, gross negligence, or willful misconduct, with respect to USA’s business; (B) Jensen’s refusal or repeated failure to follow USA’s established reasonable and lawful policies; (C) Jensen’s material breach of this Agreement; (D) Jensen’s acknowledgement or conviction of, fraud or any crime which has or could have a material detrimental effect on USA’s reputation or business; (E) any intentional misapplication by Jensen of USA’s funds, or any material act of dishonesty committed by Jensen with respect to USA's customers, business or affiliates; or (F) Jensen’s unlawful use or possession of any controlled substance or Jensen’s abuse of alcoholic beverages.

                    As a condition precedent to USA’s termination of Jensen’s employment for Cause under subparagraphs (B) or (C) above, USA shall provide Jensen with 30-days prior written notice of USA’s termination of Jensen’s employment for Cause under either of said subparagraphs, and Jensen shall have failed to remedy such matter within such 30 day period.

          E.       Termination Due to Death or Disability.

                    (i) Jensen’s employment with USAwill end upon Jensen’s death. Upon Jensen’s death, his designated beneficiary shall be entitled to receive the proceeds of the life insurance policy paid for by USA that is referred to in Section 2.F, and USA will pay to Jensen’s personal representative only (A) Jensen’s annual base salary earned through the date of death, (B) all bonuses earned and vested on or before the date of death, and (C) any benefit or compensation provided under the terms of any benefit plan or other provisions of this Agreement.

                    (ii) If Jensen becomes disabled during the Employment Period, USA may terminate Jensen’s employment under this Agreement upon giving Jensen or Jensen’s legal representative written notice at least 30 days before the termination date. For purposes of this Agreement, and subject to any applicable waiting period, “disabled” means if Jensen is deemed disabled for purposes of the supplemental long-term disability policy obtained and paid for by USA which is referred to Section 2.G. If Jensen’s employment hereunder is terminated due to Jensen’s disability, USA will pay to Jensen or his personal representative only (A) Jensen’s annual base salary earned through the date of termination, (B) all bonuses earned and vested on or before the date of termination, and (C) any benefit or compensation provided under the terms of any benefit plan or other provisions of this Agreement.

          F.     In addition to any other terms or conditions that survive the termination of Jensen’s employment with USA, all of the terms and conditions of Section 6, 7 and 8 shall survive the termination of Jensen’s employment with USA.

          G.     Except as specifically provided otherwise herein, Jensen shall not be required to mitigate the amount of any payment provided for in this Section 5 by seeking other employment or otherwise, nor shall the amount of such payment be reduced by reason of compensation or other income Jensen receives for services rendered after Jensen’s termination of employment with USA.

                    SECTION 6. Business Secrets.

                    A.     Except in connection with his duties hereunder, Jensen shall not, directly or indirectly, at any time from and after the date hereof, and whether or not the Employment Period has terminated, or whether or not Jensen’s employment has terminated for any reason whatsoever, make any use of, exploit, disclose, or divulge to any other person, firm or corporation, any confidential information, including but not limited to, proprietary information, trade secret, business secret, documents, process, procedures, know-how, data, marketing information, marketing method, marketing means, software information, intellectual property, special arrangement, or any other confidential information concerning the business or policies of USA, or concerning USA’s customers, clients, accounts or suppliers, that Jensen learned as a result of, in connection with, through his employment with, or through his affiliation with USA, whether or not pursuant to this Agreement, and whether prior to or after the date hereof, but not information that can be shown through documentary evidence to be in the public domain, or information that falls into the public domain, unless such information falls into the public domain by Jensen’s direct or indirect disclosure or other acts. Jensen agrees to use his best endeavors to prevent the unauthorized disclosure or publication of confidential information and not to copy nor remove confidential information from USA’s premises, whether physically or electronically, without the express written permission of USA.

                    B.     From and after the date hereof, except in connection with his duties hereunder, and for a two (2) year period following the termination of the Employment Period, or for a two (2) year period following the termination of Jensen’s employment hereunder if earlier, Jensen shall not solicit, or divert business from, or serve, or sell to, any customer or account of USA of which Jensen is or becomes aware, or with which Jensen has had personal contact as a result of, in connection with, through his employment with, or through his affiliation with USA, whether or not pursuant to this Agreement and whether prior to or after the date hereof.

                    C.      All documents, data, know-how, designs, inventions, names, marketing information, marketing method, marketing means, materials, software programs, hardware, configurations, information, data processing reports, lists and sales analyses, price lists or information, or any other materials or data of any kind furnished to Jensen by USA, or by USA’s customers, clients, accounts, or suppliers, or developed by Jensen on behalf of USA or at USA’s direction or for USA’s use, or otherwise devised, developed, created, or invented in connection with Jensen’s employment hereunder or his affiliation with USA (whether or not during normal working hours), are and shall remain the sole and exclusive property of USA, and Jensen shall have no right or interest whatsoever thereto, including but not limited to, any copyright or patent interest whatsoever. If USA requests the return of any such items (including all copies) at any time whatsoever, Jensen shall immediately deliver the same to USA.

                    D.     All documents, data, know-how, designs, products, ideas, equipment, inventions, names, devices, marketing information, marketing method, marketing means, materials, software programs, hardware, configurations, information, or any other materials or data of any kind developed by Jensen on behalf of USA or at its direction or for USA’s use, or otherwise devised, developed, created, or invented in connection with Jensen’s employment with USA or Jensen’s affiliation with USA (whether or not during normal working hours), and whether before or after the date of this Agreement, are and shall remain the sole and exclusive property of USA, and Jensen agrees to apprise USA of the existence of such, and Jensen does not and shall not have any right, title, or interest whatsoever thereto. Jensen hereby acknowledges that all such rights to intellectual property shall belong exclusively to USA and not to Jensen. Any and all rights of ownership in connection with any of the foregoing shall belong solely to USA, and all copyright, patent, trademark, or similar rights or interests shall be the sole and exclusive property of USA. Jensen hereby assigns, transfers, and conveys to USA all of Jensen’s right, title and interest in and to any and all such inventions, discoveries, improvements, modifications and other intellectual property rights to effectuate, confirm, or evidence such assignment, transfer and conveyance, including but not limited to, executing and delivering any and all applicable forms, documents, or applications required under any applicable copyright, patent, trademark, or other law, rule or regulation.

                    E.     At any and all times from and after the date hereof, and for a two (2) year period following the termination of Jensen’s employment with USA for any reason whatsoever, Jensen shall not (a) directly or indirectly, attempt to hire, or hire, any person employed by USA; or (b) directly or indirectly, interfere with USA’s relations with any person employed by it.

          SECTION 7. Restrictive Covenant. From and after the date hereof, and for a two (2) year period following the termination of the Employment Period, or for a two (2) year period following the termination of Jensen’s employment hereunder if earlier, Jensen shall be prohibited from competing in all fifty states of the United States, and in each foreign country, possession, or territory in which USA is engaged in or actively pursuing business as of the termination or at any time during the preceding twelve month period, with the business of USA as presently or as hereinafter conducted, including but not limited to, the ownership or licensing or development of a cashless system which controls, monitors, and/or networks devices, including beverage vending machines. For the purposes hereof, the term “competing” shall mean acting, directly or indirectly, as a partner, principal, stockholder, joint venturer, associate, independent contractor, creditor of, consultant, trustee, lessor to, sublessor to, employee or agent of, or to have any other involvement with, any person, firm, corporation, or other business organization which is engaged in the businesses described in this Section.

          SECTION 8. Remedies. Jensen acknowledges that any breach by him of the obligations set forth in Sections 6 or 7 hereof would substantially and materially impair and irreparably harm USA’s business and goodwill; that such impairment and harm would be difficult to measure; and, therefore, total compensation in solely monetary terms would be inadequate. Consequently, Jensen agrees that in the event of any breach or any threatened breach by Jensen of any of the provisions of Sections 6 or 7 hereof, USA shall be entitled in addition to monetary damages or other remedies, to equitable relief, including injunctive relief, and to the payment by Jensen of all costs and expenses incurred by USA in enforcing the provisions thereof, including attorneys’ fees. The remedies granted to USA in this Agreement are cumulative and are in addition to remedies otherwise available to USA at law or in equity.

          SECTION 9. Waiver of Breach. The waiver by USA of a breach of any provision of this Agreement by Jensen shall not operate or be construed as a waiver of any other or subsequent breach by Jensen of such or any other provision.

          SECTION 10. Notices. All notices required or permitted hereunder shall be in writing and shall be sent by certified or registered mail, return receipt requested, postage prepaid, as follows:

To USA:

USA Technologies, Inc.
100 Deerfield Lane, Suite 140
Malvern, Pennsylvania 19355
Attn: Stephen P. Herbert, President

To Jensen:

Mr. George R. Jensen, Jr.
517 Legion Drive
West Chester, Pennsylvania 19380

or to such other address as either of them may designate in a written notice served upon the other party in the manner provided herein. All notices required or permitted hereunder shall be deemed duly given and received on the second day next succeeding the date of mailing.

          SECTION 11. Severability. If any term or provision of this Agreement or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of any such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. If any of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, scope, activity or subject, it shall be construed by limiting and reducing it, so as to be valid and enforceable to the extent compatible with the applicable law.

          SECTION 12. Governing Law. The implementation and interpretation of this Agreement shall be governed by and enforced in accordance with the laws of the Commonwealth of Pennsylvania without regard to its conflict of laws rules.

          SECTION 13. Binding Effect and Assignability.

          A.     The rights and obligations of both parties under this Agreement shall inure to the benefit of and shall be binding upon their personal representatives, heirs, successors and assigns. This Agreement, or any part thereof, may not be assigned by Jensen; provided, however, that the Rights described in Section 3 hereof may be assigned in whole or in part, and from time to time, by Jensen or his assignees all as permitted in Section 3. F. hereof.

          B.     At the time of the consummation of a USA Transaction, and as a condition thereof, USA shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of USA expressly to assume and agree to perform this Agreement to the same extent that USA would be required to perform it if no such USA Transaction had taken place. Failure of USA to obtain an assumption of this Agreement at or prior to the consummation of the USA Transaction shall result in the termination of Jensen’s employment on the date of the USA Transaction. In the event of the termination of Jensen’s employment, Jensen shall receive from USA all of the compensation and benefits described in subparagraphs (a), (b), (c), and (d) of Section 5.C (ii) as if Jensen’s employment had been terminated by USA without Cause on the date of the consummation of the USA Transaction. In addition to any other terms or conditions that survive the termination of Jensen’s employment with USA, all of the terms and conditions of Section 6, 7 and 8 shall survive the termination of Jensen’s employment with USA. Except as specifically provided otherwise herein, Jensen shall not be required to mitigate the amount of any payment provided for in this Section 13.B by seeking other employment or otherwise, nor shall the amount of such payment be reduced by reason of compensation or other income Jensen receives for services rendered after Jensen’s termination of employment with USA. As used in this Agreement, USA shall mean USA and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement, or by operation of law, or otherwise.

          SECTION 14. Special Tax Provisions.

          A.     Deferred Payment Date. Notwithstanding any provision to the contrary in this Agreement, no payments or benefits to which Jensen may become entitled under Section 5 or 13.B of this Agreement shall be made or provided to him prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of his “separation from service” with the Company (as determined in accordance with the provisions of Code Section 409A and the Treasury Regulations thereunder) or (ii) the date of his death, if Jensen is deemed at the time of such separation from service to be a “key employee” within the meaning of that term under Code Section 416(i) and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). Upon the expiration of the applicable Code Section 409A(a)(2) deferral period, all payments and benefits deferred pursuant to this Section 14.A (whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) shall be paid or reimbursed to Jensen in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

          B.     Excess Parachute Payment Tax Gross Up. Notwithstanding any other provision of this Agreement, if (i) there is a change in the ownership or effective control of USA or in the ownership of a substantial portion of the assets of USA (within the meaning of Code Section 280G(b)(2)(A)), and (ii) the payments and benefits otherwise to be made or provided pursuant to Section 13.B and any other payments or benefits otherwise to be paid or provided to Jensen in the nature of compensation to be received by or for the benefit of Jensen and contingent upon such event (the “Termination Payments”) create an excess parachute payment (within the meaning of Code Section 280G) that results in an excise tax payable by Jensen pursuant to the terms of Code Sections 280G and 4999 (the “Excise Tax”), then USA will reimburse Jensen, in cash, the full amount of the Excise Tax and all of Jensen’s additional state and federal income, excise and employment taxes that arise on, and are payable in respect of, this additional payment (cumulatively, the “Full Gross-Up Payment”), such that Jensen is in the same after-tax position as if he had not been subject to the Excise Tax. The Full Gross-Up Payment will be made as soon as practicable after Jensen pays the Excise Tax, but in no event later than the last day of Jensen’s taxable year that immediately follows Jensen’s taxable year in which he pays the Excise Tax.

          SECTION 15. Entire Agreement. This Agreement constitutes the entire agreement with respect to the subject matter hereof between the parties hereto and there are no other agreements between the parties relating to the subject matter hereof. This Agreement completely replaces and supersedes the prior employment agreements entered into between Jensen and USA. This Agreement shall become effective on October 1, 2009. This Agreement may only be modified by an agreement in writing executed by both USA and Jensen.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

USA TECHNOLOGIES, INC.

By:	/s/ Stephen P. Herbert
Stephen P. Herbert, President

/s/ George R. Jensen, Jr.
GEORGE R. JENSEN, JR.

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